Exhibit 99.1

                Stillwater Mining Reports Second Quarter Results

    COLUMBUS, Mont., Aug. 4 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported net income of $16.5 million for the second quarter of 2004 or $0.18 per diluted share, on revenue of $84.2 million, compared to a net loss of $19.3 million for the second quarter of 2003 or $0.40 per diluted share, on revenue of $60.0 million. The 2004 second-quarter results reflect higher revenues due to higher combined PGM prices and sales from the palladium inventory received in the Norilsk Nickel transaction. The 2003 results included certain charges related to the issuance of shares to Norimet Limited, the Company's largest stockholder, i.e., a $14.0 million, or $0.29 per diluted share, non-cash charge to deferred income tax relating to tax loss carryforwards, which no longer can be utilized, and $3 million ($1.8 million, or $0.04 per diluted share, after tax) of transaction costs charged to income.
    On July 10, 2004, subsequent to quarter-end, members of the union representing workers at the Company's Stillwater Mine and Columbus, Montana processing facilities voted to reject a tentative new three-year contract negotiated between union and Company leaders resulting in an eight day strike. On July 19, 2004 union members voted to ratify a modified new three-year contract and returned to work on July 21, 2004. East Boulder Mine operations were unaffected by the strike at the Stillwater Mine.

     Second Quarter 2004 Highlights, Compared to Second Quarter 2003

     * Net income of $16.5 million, compared to a second quarter 2003 net loss of $19.3 million.

     * An increase in the combined average realized price for mine PGM production of 26% to $491 per ounce.

     * Stillwater mine production up 4% at 109,000 ounces; Stillwater total cash costs down 8%.

     *  East Boulder mine production and total cash costs essentially flat.

     * Sales of palladium inventory reach 110,000-ounce quarterly sales rate under new two-year contracts.

     * Smelter re-brick project completed; Company reprocessing of stockpiled mine production largely complete by the end of June and metal shipped for final refining.

     For the first six months of 2004, the Company reported net income of $32.2 million, or $0.36 per diluted share, on revenue of $184.9 million compared to a net loss of $21.0 million, or $0.46 per diluted share, on revenue of $124.2 million for the first six months of 2003.
    Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "The Company's financial results for the second quarter of 2004 improved significantly compared to the same period in 2003, even with the successfully executed five-week smelter shutdown in Columbus to rebrick and refurbish the smelter and refinery. Earnings for the quarter were $16.5 million or $0.18 per share, compared to a loss of $19.3 million or $0.40 per share in the same period of 2003. This improvement is largely due to increased realized prices and additional sales volume of PGMs during the 2004 second quarter as compared to the same period in 2003. Beginning April 5, 2004, the Company shut down its smelter and refinery for about five weeks for a routine smelter rebricking and other refurbishing.
This planned shutdown reduced second quarter earnings and cash flow, although sales from the palladium inventory continued, partially offsetting the effect of the outage. Production at both mines continued through the shutdown, and the mine concentrates were stockpiled at the smelter and processed once the facility came back up. The Company's processing of these stockpiles was largely completed by the end of June and the metal shipped for final refining."
    He continued, "As we previously disclosed, the labor agreement covering the Company's union employees at the Stillwater Mine and the Columbus processing facilities, scheduled to expire at noon on July 1, 2004, was extended until noon on July 12, 2004 to accommodate a vote of the union membership on a new three-year contract negotiated between union and Company leaders. On July 11, 2004, the union leadership notified the Company that their membership had rejected the tentative agreement and that the union would go on strike effective at noon on July 12. The strike lasted a total of eight days. On July 19, 2004, the members of the union voted to approve a modified three-year contract, which provides annual 3% wage increases, a one-time ratification bonus, and stipulates that the Company will not discontinue its 401(k) contribution-matching program for the life of the contract. Employees returned to work beginning on July 21, 2004."
    "During the second quarter of 2004, the Company fixed platinum prices in the forward market by entering into financially settled forward transactions covering about 20% of our anticipated platinum mine production for the period from July of 2004 through December of 2005. The Company believes, as reported in the Company's 2003 annual report, that the spread between palladium and platinum prices may narrow if consumers switch from using platinum to palladium for existing and new applications, driven by the lower price of palladium. The Company believes the price of platinum could weaken if this switching occurs and has locked in the price on a portion of future sales.
The second quarter 2004 transactions fix the price for 40,500 ounces of platinum sales from mine production for the next eighteen-months at an overall average price of about $784 per ounce. The hedges are expected to modestly reduce the overall volatility of the Company's earnings and cash flow," stated McAllister.
    He continued, "As of August 3, 2004, the Company successfully completed the refinancing of its bank credit facility. The Company's new credit facility consists of a six-year term loan of $140 million plus a five-year revolving credit line of $40 million. The new credit agreement includes customary financial covenants; however, it does not include a production covenant. With the completion of the refinancing, the Company expects to incur a one-time charge in the third quarter of 2004 of approximately
$5.0 million, including a prepayment charge and the write-off of deferred costs on the former bank credit facility. Additionally, a non-recurring valuation adjustment of $2.1 million related to the buyout of the lease on one of the tunnel boring machines at the East Boulder Mine, will also be recorded in the third quarter of 2004."
    "Lastly," McAllister added, "it is apparent that the expansion of production at the Company's East Boulder Mine to a rate of 1,650 tons per day will take longer than we projected. Availability of equipment and manpower has been constrained by the booming commodity markets as gold and silver mines have ramped up production. This has delayed needed development and ventilation improvements. Instead of reaching this level of production by the end of 2004, we now believe a 1,650-ton per day mining rate will take until 2006 to achieve. And instead of averaging 1,500 tons per day in 2004, the average production rate this year is expected to be approximately 1,300 tons per day."

    OPERATING RESULTS
    During the second quarter of 2004, the Company produced a total of 148,000 ounces of palladium and platinum, which included 114,000 ounces of palladium and 34,000 ounces of platinum, compared to 145,000 ounces, which included 112,000 ounces of palladium and 33,000 ounces of platinum, in the second quarter of 2003. The growth is largely a result of a 4% increase in ounces produced at the Stillwater Mine due to a slight improvement in ore grade. Realized prices per ounce for mine production in the second quarter 2004 were $388 for palladium and $860 for platinum, compared to $341 and $565, respectively, in the second quarter of 2003. Palladium realizations benefited from the floor prices included in the Company's long-term sales contracts. When platinum and palladium sales for the second quarter of 2004 are averaged together, the Company's combined realized price per ounce for mine production was $491, about 29% above the combined market price per ounce of $382 for the same period, and 26% higher than the average combined realization for the second quarter of 2003.
    Total cash costs on a consolidated basis for the second quarter of 2004 decreased 6% to $264 per ounce compared to $281 per ounce for the same period in 2003. The $17 per ounce reduction is mostly due to an increase in by-product and secondary recycling credits as a result of higher sales volume and higher commodity prices. Total consolidated production costs per ounce in the second quarter of 2004 decreased 5% to $337 from $354 for the same period of 2003. The decrease is due to higher by-product and secondary recycling credits, as noted above.
    During the first six months of 2004, the Company produced 295,000 ounces of palladium and platinum, which included 228,000 ounces of palladium and 67,000 ounces of platinum, compared to 291,000 ounces, which included
224,000 ounces of palladium and 67,000 ounces of platinum, in the first six months of 2003. Realized prices per ounce for mine production in the first half of 2004 averaged $382 for palladium and $863 for platinum, compared to $353 and $572, respectively, for the same period of 2003. Palladium realizations benefited from the floor prices included in the Company's long-term sales contracts and platinum realizations were partially constrained by ceiling prices in the same contracts. When platinum and palladium sales from mine production are averaged together for the six-month period, the Company's combined realized price per ounce was $486, about 28% higher than the combined market price of $380 per ounce for the same period, and 21%, or $85 per ounce, higher than the 2003 first six months' combined realized price.
    Total consolidated cash costs per ounce for the first half of 2004 decreased about 2% to $274 compared to $281 for the same period of 2003. Again, the lower total cash costs are mostly attributable to higher by-product and secondary recycling credits as a result of higher sales volume and higher commodity prices. Total consolidated production costs per ounce produced decreased $5, or 1%, to $347 in the first half of 2004 from $352 for the same period of 2003. The decrease also is due to increased by-product and secondary recycling credits.

    STILLWATER MINE
    At the Stillwater Mine, palladium and platinum production was 109,000 ounces in the second quarter of 2004 compared to 105,000 ounces in the second quarter of 2003. During the quarter, a total of 197,000 tons were milled with a combined mill head grade of 0.60 ounce per ton, compared to 200,000 tons with a combined mill head grade of 0.58 ounce per ton in the second quarter of 2003. The mining rate during the second quarter of 2004 was approximately 2,048 tons of ore per day, up slightly from 2,033 tons of ore per day in the second quarter of 2003, as the mine ramped up toward its objective of producing 2,050 tons of ore per day by the end of 2004.
    For the first six months of 2004 the mine produced 214,000 ounces of palladium and platinum, about the same as the amount produced during the first six months of 2003.
    Total cash costs per ounce for the second quarter of 2004 decreased to $240 from $262 for the same period in 2003 due to increased off-shaft production and higher by-product and secondary recycling credits. For the same reasons, total consolidated production costs per ounce in the second quarter 2004 decreased $20, or 6%, to $305 from $325 in the same period of 2003.
    For the first six months of 2004, total cash costs per ounce were $258, similar to those during the same period in 2003. Total consolidated production costs per ounce increased 2%, to $323 in the first half of 2004 from $318 during the same period of 2003. The increase is due to slightly higher depreciation and amortization rates in 2004.
    During the second quarter of 2004 capital expenditures at the mine were $13.5 million, of which $12.4 million was for capitalized mine development. Year-to-date capital spending was $22.5 million of which $20.9 million was spent for capitalized mine development.

    EAST BOULDER MINE
    During the second quarter of 2004, the East Boulder Mine produced
39,000 ounces of palladium and platinum, about the same as in the second quarter of 2003. The mining rate averaged 1,298 tons of ore per day for the quarter, down from 1,321 tons of ore per day in the second quarter of 2003, mostly due to high absenteeism. The East Boulder mill processed a total of 116,000 tons with a mill head grade of 0.38 ounce per ton during the second quarter of 2004, compared to 120,000 tons with a mill head grade of 0.38 ounce per ton for the same quarter last year.
    For the first six months of 2004 the mine produced 81,000 ounces of palladium and platinum compared to 76,000 ounces for the first six months of 2003. The increase in production is the result of efforts to ramp up production at the facility.
    As previously disclosed, the Company is gradually increasing production at East Boulder to 1,650 tons of ore per day. While the Company had planned to achieve this daily rate by the end of 2004, several issues have been identified which will extend the ramp-up period into 2006. The issues have centered on recognition that the developed state of the mine must be further advanced in order to achieve and maintain the higher production level. The work on improving the developed state will include:

     * additional primary development to increase the number of ramp systems and working faces,

     * additional diamond drilling to more accurately identify changes in structure,

     * development of a ventilation raise to surface to support a larger amount of equipment while improving underground air quality related to diesel particulate matter.

     Ore production levels at East Boulder have increased slightly from about 1,250 tons of ore per day at the beginning of this year to just over 1,300 tons of ore per day at present.
    Total cash costs per ounce in the second quarter of 2004 increased slightly, to $333 compared to $330 per ounce for the same period in 2003 due to the lower production rate. Total consolidated production costs per ounce produced in the second quarters of 2004 and 2003 were $428 for both quarters.
    For the first six months of 2004, total cash costs per ounce decreased 9%, to $319 from $350 for the same period in 2003 due to the higher production levels and higher grades. Total consolidated production costs per ounce also decreased about 9%, to $409 in the first half of 2004 from $448 in the same period of 2003. The decrease is due to lower operating costs as noted above.
    During the second quarter of 2004, capital expenditures at the mine were $4.4 million, of which $4.0 million was incurred for capitalized mine development. Year-to-date capital spending is $8.5 million, of which $7.7 million was incurred for capitalized mine development.

    FINANCES
    Total revenues were $84.2 million for the second quarter of 2004 compared with $60.0 million for the second quarter of 2003. The $24.2 million increase was a result of higher realized PGM prices overall in 2004, as well as sales out of the 877,000 ounces of palladium inventory the Company received from Norilsk Nickel in connection with its stock purchase transaction in 2003 plus the benefit of secondary processing revenues under the Company's new recycling contract. The sale of 110,000 ounces of the palladium inventory contributed $27.8 million to revenue for the second quarter of 2004, while sales of 20,000 ounces from the secondary reprocessing provided $12.0 million of added revenue.
    Palladium sales from mine production were 70,000 ounces during the second quarter of 2004 compared to 117,000 ounces for the second quarter of 2003. Platinum sales from mine production were approximately 20,000 ounces during the second quarter of 2004, compared to approximately 34,000 for the same period of 2003. The decrease in sales of mine production is due to the shutdown of the smelter and refinery for a period of five weeks for routine smelter re-bricking and other refurbishing. Production from the mine operations continued during the shutdown period and concentrates were stockpiled at the smelter. Company processing of these stockpiles was largely completed by June 30, 2004 and the metal shipped for final refining, well ahead of the planned schedule.
    For the first half of 2004, revenues totaled $184.9 million, compared with $124.2 million for the first half of 2003. The 49% increase in revenues is primarily due to a 21% increase in the average combined realized palladium and platinum prices from sales of mine production, the sale of about
156,000 ounces of palladium inventory received in the Norilsk Nickel transaction, contributing $40.1 million, and the increase in sales of 47,000 ounces of secondary reprocessing materials, contributing $28.2 million.
    Altogether, the total quantity of PGMs sold increased 44% to approximately 443,000 ounces during the first half of 2004, compared with 307,000 for the same period of 2003. Palladium sales from mine production decreased to approximately 188,000 ounces during the first half of 2004 compared to 236,000 ounces for the first half of 2003. Platinum sales decreased to approximately 52,000 ounces during the first half of 2004, compared to approximately 68,000 for the same period of 2003. The decrease in sales of mine production is due to the five-week shutdown of the smelter and refinery for routine smelter re-bricking and other refurbishing in the first half of 2004. Production from mine operations continued during the shutdown period and concentrates were stockpiled at the smelter. The Company largely completed processing of these stockpiles by the end of June and the metal was shipped for final refining.
    Net cash provided by operations for the second quarter of 2004 was $24.6 million, compared to $12.7 million for the same period of 2003, an increase of $11.9 million. This $11.9 million increase in cash provided from operations was primarily due to a 110,000 ounce increase in sales of palladium inventory received in the Norilsk Nickel transaction partially offset by the effect of a 61,000 ounce smelter outage-driven decrease in total palladium and platinum ounces sold from mine production and changes in operating assets and liabilities. These changes in operating assets and liabilities are primarily related to an increase in inventory of $15.5 million attributable to finished goods inventory related to the re-bricking of the smelter furnace, offset in part by a decrease in metal sales receivables of $10.4 million due to higher metal prices, and inventory sales from palladium received from Norilsk Nickel. The operating capital increases will likely be largely reversed during the third quarter of 2004.
    For the six months ended June 30, 2004, net cash provided by operations was $39.7 million, compared to $36.0 million for the same period of 2003.
The increase in cash provided by operations of $3.7 million was primarily due to a 156,000 ounce increase in sales of palladium inventory received in the Norilsk Nickel transaction, partially offset by the effect of a 64,000 ounce smelter outage-driven decrease in total palladium and platinum ounces sold from mine production, and changes in operating assets and liabilities. These changes in operating assets and liabilities are primarily related to an increase in metal sales receivables of $26.3 million, due to higher metal prices and inventory sales from palladium received from Norilsk Nickel and by increases in inventory of $11.9 million attributable to an increase in finished goods inventory related to the re-bricking of the smelter furnace.
    Capital expenditures totaled $20.3 million in the second quarter of 2004, which includes $16.4 million incurred in connection with capitalized mine development activities, compared to a total of $11.7 million, which included $10.2 million incurred in connection with capitalized mine development activities in the same period of 2003.
    For the first six months of 2004, capital expenditures totaled
$34.9 million, of which $28.6 million was incurred in connection with capitalized mine development activities, compared to $26.2 million for the same period of 2003, which included $22.3 million incurred in connection with capitalized mine development activities.
    During the second quarter of 2004, the Company made $0.5 million in principal payments on the Company's debt and, as provided in the Company's credit agreement, offered $14.7 million of cash proceeds from sales of palladium received from Norilsk Nickel as a prepayment against the Term B credit facility. The banks declined this prepayment offer and so, according to the terms of the credit agreement, the net amount available under the Company's revolving credit facility was reduced from $16.3 million to $1.6 million. As of June 30, 2004, the Company had made $1.0 million in principal payments on the Company's debt and had $127.8 million outstanding under its term loan facilities and $7.5 million outstanding as letters of credit under the revolving credit facility.
    During the first and second quarters of 2004, as a result of lower production from its mine operations, the Company did not meet the production covenant under the credit facility then in place, which covenant was based on a trailing four-quarter average. Recognizing the lower projected rate of production early in the year, the bank syndicate had granted a waiver of this covenant effective for the first and second quarters of 2004. The Company was in material compliance with all other provisions of the credit facility as of June 30, 2004.
    At June 30, 2004, cash and cash equivalents were $53.8 million and $1.6 million was available to the Company under the revolving credit facility. The Company's net working capital at June 30, 2004 was $218.3 million, compared to $154.7 million at December 31, 2003. This increase reflected the higher accounts receivable balance, and a reduction in the current portion of long-term debt, resulting from the Company's new sales agreements for the palladium inventory received from the Norilsk Nickel transaction. This inventory will be sold over a period of two years and not, as reflected at year-end, all in the current year. As a result, under its former credit agreement, the Company was required to offer a portion of the cash proceeds from the sale of the inventory as prepayments of its outstanding loan balance. The ratio of current assets to current liabilities was 4.2 at June 30, 2004, as compared to 2.4 at December 31, 2003.

    METALS MARKET
    During the second quarter of 2004, palladium averaged $256 per ounce, trading as high as $333 per ounce following Umicore's announcement of new technology using palladium in diesel catalytic converters, and as low as $216 per ounce, while platinum traded as high as $936 per ounce and as low as $767 per ounce and averaged $832 per ounce. Umicore announced in early April it had developed technology using palladium in diesel catalytic converters where previously only platinum could be used.
    The palladium price followed that of platinum downward during the latter part of the quarter in anticipation of higher interest rates as the U.S. dollar strengthened. While investment funds were active in palladium and there was steady industrial demand, the price of palladium softened by the end of the second quarter to fix at $217 per ounce at the end of June. With the platinum price falling below $780 per ounce in June, it stimulated buying of physical metal from Chinese jewelry manufacturers. Despite these purchases, funds and investors were avoiding the metal due to the U.S. dollar strength and rising U.S. interest rates leading platinum to end the quarter at $793 per ounce. During June, the rhodium market was buoyant and industrial and speculative buying spurred it to rally to $970 per ounce.
    The combined average market price per ounce of palladium and platinum for the second quarter of 2004, based on the Company's actual sales of mine production ounces, was $382 compared to $276 for the second quarter of 2003. The combined average market price for the two metals for the first six months of 2004 was $380 per ounce compared to $306 per ounce for the same period in 2003.

    OTHER MATTERS
    On August 3, 2004, the Company completed the refinancing of its credit facility. The new credit facility consists of a $140 million six-year term loan maturing July 31, 2010, and bearing interest at a variable rate plus a margin (LIBOR plus 325 basis points, or about 4.75% at August 3, 2004) and a $40 million five-year revolving credit facility expiring July 31, 2009 and initially bearing interest at LIBOR plus 300 basis points, or about 4.50%. Proceeds of the new credit facility will be used to pay off the previous debt facility and for general corporate purposes. The revolving credit facility includes a letter of credit facility that has been partially utilized to secure a $7.5 million letter of credit in support of certain of the Company's reclamation obligations. The letter of credit carries an annual fee of 3.00%. The revolving credit facility requires an annual commitment fee of 0.75% on the remaining unutilized amount. The new credit facility contains customary financial and other covenants; however, it does not include a minimum production covenant. The new credit facility provides that the Company offer 25% of the proceeds received from the sale of palladium inventory received from the Norilsk Nickel transaction as prepayments against the credit facility. The new credit facility also provides that 50% of the Company's annual excess cash flow will be offered for prepayment against the credit facility.
    As was disclosed previously, the federal district court in Montana had set a hearing date of July 22, 2004 on the motion to dismiss the outstanding stockholder litigation against the Company, which commenced in 2002. The hearing on the motion to dismiss has been continued to late-August 2004.

    Stillwater Mining Company will host its second quarter results conference call at 12 noon Eastern Time on August 4, 2004. The conference call dial-in number is 800-553-0288 (US) and 612-332-0228 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 738990, through August 11, 2004.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2003 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

     Stillwater Mining Company
     Key Factors
     (Unaudited)
                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                    2004          2003     2004        2003
     OPERATING AND COST DATA
      FOR MINE PRODUCTION

     Consolidated:
     Ounces produced (000)
     Palladium                      114           112       228         224
     Platinum                        34            33        67          67
     Total                          148           145       295         291

     Tons milled (000)              302           301       616         591
     Mill head grade (ounce
      per ton)                     0.53          0.52      0.52        0.54

     Sub-grade tons
      milled (000) (1)               11            19        26          40
     Sub-grade tons mill
      head grade (ounce per ton)   0.28          0.18      0.24        0.21

     Total tons milled (000) (1)    313           320       642         631
     Combined mill head grade
      (ounce per ton)              0.52          0.50      0.51        0.52
     Total mill recovery (%)         91            91        91          91

     Total operating costs
      per ounce (2)                $230          $248      $235        $251
     Total cash costs
      per ounce (2), (3)           $264          $281      $274        $281
     Total production costs
      per ounce (2), (3)           $337          $354      $347        $352

     Total operating costs
      per ton milled (2)           $108          $112      $108        $116
     Total cash costs per
      ton milled (2), (3)          $124          $127      $126        $130
     Total production costs
      per ton milled (2), (3)      $159          $160      $159        $162

     Stillwater Mine:
     Ounces produced (000)
     Palladium                       84            81       165         165
     Platinum                        25            24        49          50
     Total                          109           105       214         215

     Tons milled (000)              186           181       381         366
     Mill head grade (ounce
      per ton)                     0.62          0.62      0.60        0.63

     Sub-grade tons
      milled (000) (1)               11            19        26          40
     Sub-grade tons mill
      head grade (ounce per ton)   0.28          0.18      0.24        0.21

     Total tons milled (000) (1)    197           200       407         406
     Combined mill head grade
      (ounce per ton)              0.60          0.58      0.57        0.59
     Total mill recovery (%)         92            92        92          91

     Total operating costs
      per ounce (2)                $209          $233      $221        $230
     Total cash costs
      per ounce (2), (3)           $240          $262      $258        $257
     Total production costs
      per ounce (2), (3)           $305          $325      $323        $318

     Total operating costs
      per ton milled (2)           $115          $122      $116        $122
     Total cash costs per
      ton milled (2), (3)          $132          $138      $135        $136
     Total production costs
      per ton milled (2), (3)      $168          $171      $170        $169

     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                    2004          2003     2004        2003
     OPERATING AND COST DATA
      FOR MINE PRODUCTION
      (Continued)

     East Boulder Mine:
     Ounces produced (000)
       Palladium                     30            31       63          59
       Platinum                       9             9       18          17
         Total                       39            40       81          76

     Tons milled (000)              116           120      235         225
     Mill head grade
      (ounce per ton)              0.38          0.38     0.39        0.38

     Sub-grade tons
      milled (000) (1)               --            --       --          --
     Sub-grade tons mill
      head grade (ounce per ton)     --            --       --          --

     Total tons milled (000) (1)    116           120      235         225
     Combined mill head grade
      (ounce per ton)              0.38          0.38     0.39        0.38
     Total mill recovery (%)         88            88       89          89

     Total operating costs
      per ounce (2)                $289          $290     $271        $308
     Total cash costs per
      ounce (2), (3)               $333          $330     $319        $350
     Total production costs
      per ounce (2), (3)           $428          $428     $409        $448

     Total operating costs
      per ton milled (2)            $96           $96      $94        $103
     Total cash costs per
      ton milled (2), (3)          $111          $109     $110        $117
     Total production costs
      per ton milled (2), (3)      $143          $141     $142        $150

     (1)  Sub-grade tons milled includes reef waste material only.  Total tons
          milled includes ore tons and sub-grade       tons only.

     (2) Total cash costs for this purpose include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties, by-product credits from production and credits for secondary materials). For the purposes of reporting cash cost per ounce statistics for the company's mine operations, costs related to the secondary recycling of autocatalysts, offset by sales proceeds included in the company's revenue, are reflected as an allocated credit to operating costs. Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.

     (3) "Cash cost per ton" and "cash cost per ounce" represent Non-GAAP measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, and also may provide a benchmark for comparing our performance with that of other mining companies and other mine operating properties. See table "Reconciliation of Non-GAAP measures to cost of revenues."

     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                    2004          2003     2004        2003
     SALES AND PRICE DATA

     Ounces sold (000)
      Mine Production:
       Palladium                     70            117      88          236
       Platinum                      20             34      52           68
        Total                        90            151     240          304

      Other PGM activities:
       Palladium                    118             --     171            2
       Platinum                      10              1      27            1
       Rhodium                        2             --       5           --
        Total                       130              1     203            3

       Total ounces sold            220            152     443          307

     Average realized price
      per ounce (4)
       Mine Production:
        Palladium                  $388           $341    $382         $353
        Platinum                   $860           $565    $863         $572
         Combined (5)              $491           $391    $486         $401

       Other PGM activities:
        Palladium                  $256           $234    $256         $259
        Platinum                   $833           $642    $783         $605
        Rhodium                    $796           $577    $785         $649

     Average market price
      per ounce (4)
        Palladium                  $256           $170    $249         $208
        Platinum                   $832           $646    $850         $654
         Combined (5)              $382           $276    $380         $306

     (4) The company's average realized price represents revenues (include the effect of contractual floor and ceiling prices) and hedging gains and losses realized on commodity instruments, but excluding contract discounts, all divided by total ounces sold. The average market price represents the average London PM Fix for palladium, platinum and combined prices and Johnson Matthey for rhodium prices for the actual months of the period.

     (5) Stillwater reports a combined average realized and market price of palladium and platinum based on actual sales of mine production ounces. Prior period amounts have been adjusted to conform with the current year presentation.

     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)

     Reconciliation of Non-GAAP measures to cost of revenues

      "Cash cost per ton" and "cash cost per ounce" represent Non-GAAP measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, and may provide a benchmark for company performance with that of other mining companies and other mine operating properties.

                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                     2004        2003      2004        2003

     OPERATING AND COST
      DATA RECONCILIATION
       (in thousands except cost
        per ton and cost per
        ounce data)

     Consolidated:
     Total operating costs         $33,811      $35,845   $69,413     $72,825
     Total cash costs              $38,936      $40,539   $81,060     $81,689
     Total production costs        $49,662      $51,105  $102,365    $102,336
     Total ounces                      148          145       295         291
     Total tons milled                 313          320       642         631

     Total operating costs
      per ounce                       $230         $248      $235        $251
     Total cash cost per ounce        $264         $281      $274        $281
     Total production cost
      per ounce                       $337         $354      $347        $352

     Total operating cost
      per ton milled                  $108         $112      $108        $116
     Total cash cost per ton
      milled                          $124         $127      $126        $130
     Total production cost per
      ton milled                      $159         $160      $159        $162

     Reconciliation to cost
      of revenues:
       Gross operating costs       $35,318      $35,841   $71,880     $73,235
       Less: secondary recycling
        credit                      (1,507)           4    (2,467)       (410)
         Total operating costs     $33,811      $35,845   $69,413     $72,825
       Royalties, taxes and other    5,125        4,694    11,647       8,864
         Total cash costs          $38,936      $40,539   $81,060     $81,689
       Asset retirement costs           92           84        82         168
       Depreciation and
        amortization                10,634       10,482    21,123      20,479
         Total production costs    $49,662      $51,105  $102,365    $102,336
       Change in product recycling  (1,127)       5,598     7,513      10,826
       Costs of secondary
        recycling                   10,775        1,087    26,143       2,190
       Add: secondary recycling
        credit                       1,507           (4)    2,467         410
       (Gain) or loss on sale of
        assets and other costs          --            6       (75)         (1)
         Total cost of revenues    $60,817      $57,792  $138,413    $115,761

     Stillwater Mine:
     Total operating costs         $22,644      $24,363   $47,319     $49,596
     Total cash costs              $26,066      $27,466   $55,127     $55,341
     Total production costs        $33,097      $34,116   $69,040     $68,543
     Total ounces                      109          105       214         215
     Total tons milled                 197          200       407         406

     Total operating costs
      per ounce                       $209         $233      $221        $230
     Total cash cost per ounce        $240         $262      $258        $257
     Total production cost
      per ounce                       $305         $325      $323        $318

     Total operating cost
      per ton milled                  $115         $122      $116        $122
     Total cash cost per ton
      milled                          $132         $138      $135        $136
     Total production cost
      per ton milled                  $168         $171      $170        $169

     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                     2004        2003      2004        2003
     OPERATING AND COST
      DATA RECONCILIATION
      (CONTINUED)
       (in thousands except cost
        per ton and cost
        per ounce data)

     Reconciliation to cost
      of revenues:
     Gross Operating costs         $23,752     $24,362    $49,109    $49,914
     Less: secondary
      recycling credit              (1,108)          1     (1,790)      (318)
       Total operating costs       $22,644     $24,363    $47,319    $49,596
     Royalties, taxes and other      3,422       3,103      7,808      5,745
       Total cash costs            $26,066     $27,466    $55,127    $55,341
     Asset retirement costs             76          69        149        137
     Depreciation and
      amortization                   6,955       6,581     13,764     13,065
       Total production costs      $33,097     $34,116    $69,040    $68,543
     Change in product inventory   (11,136)      4,128    (10,949)     8,819
     (Gain) or loss on sale of
      assets and other costs             1           6         (1)        --
       Total cost of revenues      $21,962     $38,250    $58,090    $77,362

     East Boulder Mine
     Total operating costs         $11,167     $11,482    $22,094    $23,229
     Total cash costs              $12,870     $13,073    $25,933    $26,348
     Total production costs        $16,565     $16,989    $33,325    $33,793
     Total ounces                       39          40         81         76
     Total tons milled                 116         120        235        225

     Total operating costs
      per ounce                       $289        $290       $271       $308
     Total cash cost per ounce        $333        $330       $319       $350
     Total production cost
      per ounce                       $428        $428       $409       $448

     Total operating cost
      per ton milled                   $96         $96        $94       $103
     Total cash cost per ton milled   $111        $109       $110       $117
     Total production cost
      per ton milled                  $143        $141       $142       $150

     Reconciliation to cost
      of revenues:
       Gross Operating costs       $11,566     $11,479    $22,771    $23,321
       Less: secondary recycling
        credit                        (399)          3       (677)       (92)
         Total operating costs     $11,167     $11,482    $22,094    $23,229
       Royalties, taxes and other    1,703       1,591      3,839      3,119
         Total cash costs          $12,870     $13,073    $25,933    $26,348
       Asset retirement costs           16          15         33         31
       Depreciation and
        amortization                 3,679       3,901      7,359      7,414
         Total production costs    $16,565     $16,989    $33,325    $33,793
       Change in product inventory  (8,563)      1,470     (7,962)     2,007
       (Gain) or loss on sale of
        assets and other costs          (1)         --        (74)        --
         Total cost of revenues     $8,001     $18,459    $25,289    $35,800

     Other PGM activities

     Reconciliation to cost
      of revenues:
       Change in product inventory  $18,572        $--    $26,424        $--
       Costs of secondary recycling  10,775      1,087     26,143      2,190
       Add: secondary
        recycling credit              1,507         (4)     2,467        409
          Total cost of revenues    $30,854     $1,083    $55,034     $2,599

     Stillwater Mining Company
     Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
     (in thousands, except per share amounts)

                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                     2004        2003      2004        2003

     Revenues                      $84,207     $60,011   $184,900    $124,165

     Costs and expenses
      Cost of metals sold           50,183      47,310    117,290      95,282
      Depreciation and
       amortization                 10,634      10,482     21,123      20,479
        Total costs of revenues     60,817      57,792    138,413     115,761

      General and administrative     3,925       3,235      7,649       6,867
      Norilsk Nickel transaction
       related expenses                 --       3,043         --       3,043
        Total costs and expenses    64,742      64,070    146,062     125,671

     Operating Income (Loss)        19,465      (4,059)    38,838      (1,506)

     Other income (expense)
      Interest income                  386          68        671         179
      Interest expense              (3,360)     (4,684)    (7,261)     (9,595)

     Income (loss) before income
      taxes and cumulative effect
      of accounting change          16,491      (8,675)    32,248     (10,922)

     Income tax benefit                 --       3,393         --       4,292

     Reduction of net operating
      loss deferred tax asset
      resulting from ownership
      change                            --     (13,979)        --     (13,979)

        Total income tax provision      --     (10,586)        --      (9,687)

     Income (loss) before
      cumulative effect of
      accounting change             16,491     (19,261)    32,248     (20,609)

     Cumulative effect of change
      in accounting for asset
      retirement obligations, net
      of $264 income tax benefit        --          --         --        (408)

     Net income (loss)             $16,491    $(19,261)   $32,248    $(21,017)

     Other comprehensive income,
      net of tax                     3,397         321      2,914         352

     Comprehensive income (loss)   $19,888    $(18,940)   $35,162    $(20,665)

     Basic earnings (loss)
      per share
     Income (loss) before
      cumulative effect of
      accounting change              $0.18      $(0.40)     $0.36      $(0.45)
     Cumulative effect of
      accounting change                 --          --         --       (0.01)
     Net income (loss)               $0.18      $(0.40)     $0.36      $(0.46)

     Diluted earnings (loss)
      per share
     Income (loss) before
      cumulative effect of
      accounting change              $0.18      $(0.40)     $0.36      $(0.45)
     Cumulative effect of
      accounting change                 --          --         --       (0.01)
     Net income (loss)               $0.18      $(0.40)     $0.36      $(0.46)

     Weighted average common
      shares outstanding
       Basic                        90,146      47,921     90,022      45,799
       Diluted                      90,541      47,921     90,293      45,799

     Stillwater Mining Company
     Consolidated Balance Sheets
     (Unaudited)
     (in thousands, except share and
      per share amounts)
                                         June 30,              December 31,
                                           2004                   2003

     ASSETS
      Current assets
       Cash and cash equivalents          $53,808                $47,511
       Restricted cash equivalents          2,650                  2,650
       Inventories                        203,679                202,485
       Accounts receivable                 17,791                  3,777
       Deferred income taxes                4,578                  4,313
       Other current assets                 5,030                  4,270
        Total current assets              287,536                265,006

      Property, plant and equipment,
       net                                433,207                419,528
      Other noncurrent assets               5,583                  6,054

        Total assets                     $726,326               $690,588

     LIABILITIES and STOCKHOLDERS'
       EQUITY
      Current liabilities
       Accounts payable                   $11,093                 $9,781
       Accrued payroll and benefits         9,103                 10,654
       Property, production and
        franchise taxes payable             8,505                  8,504
       Current portion of long-term
        debt and capital lease
        obligations                         1,940                  1,935
       Long-term debt secured by
        finished goods                     37,011                 74,106
       Other current liabilities            1,613                  5,290
         Total current liabilities         69,265                110,270

     Long-term debt and capital
      lease obligations                   121,583                 85,445
     Deferred income taxes                  4,578                  4,313
     Other noncurrent liabilities          11,600                 11,263

       Total liabilities                  207,026                211,291

     Commitments and Contingencies

     Stockholders' equity
      Preferred stock, $0.01 par value,
       1,000,000 shares authorized;
       none issued                             --                     --
      Common stock, $0.01 par value,
       200,000,000 shares authorized;
       90,239,460 and 89,849,239 shares
       issued and outstanding                 902                    899
      Paid-in capital                     602,078                592,974
      Accumulated deficit                 (81,508)              (113,756)
      Accumulated other comprehensive
       gain (loss)                          2,094                   (820)
      Unearned compensation --
       restricted stock awards             (4,266)                    --
        Total stockholders' equity        519,300                479,297

        Total liabilities and
         stockholders' equity            $726,326               $690,588

     Stillwater Mining Company
     Consolidated Statements of Cash Flows
     (Unaudited)
     (in thousands)
                                    Three months ended     Six months ended
                                         June 30,              June 30,
                                     2004        2003      2004        2003

     Cash flows from
      operating activities
       Net income (loss)           $16,491    $(19,261)   $32,248   $(21,017)

       Adjustments to reconcile
        net income to net cash
        used by operating
        activities:
         Depreciation and
          amortization              10,634      10,482     21,123     20,479
         Deferred income taxes          --      10,795         --      9,652
         Cumulative effect of
          change in accounting for
          asset retirement
          obligations                   --          --         --        672
         Stock issued under
          employee benefit plans     1,038         831      2,096      1,862
         Amortization of debt
          issuance costs               286       2,158        566      2,516
         Amortization of restricted
          stock compensation           274         652        274        670

       Changes in operating assets
        and liabilities:
         Inventories                (9,780)      5,706     (1,194)    10,696
         Accounts receivable         8,585      (1,807)   (14,014)    12,288
         Accounts payable            1,504       8,370      1,312      4,636
         Other                      (4,449)     (5,195)    (2,728)    (6,446)

       Net cash provided by
        operating activities        24,583      12,731     39,683     36,008

       Cash flows from
        investing activities
         Capital expenditures      (20,317)    (11,662)   (34,892)   (26,196)

       Net cash used in
        investing activities       (20,317)    (11,662)   (34,892)   (26,196)

       Cash flows from
        financing activities
         Payments on long-term
          debt and capital lease
          obligations                 (517)    (52,783)      (965)   (58,136)
         Issuance of common stock,
          related to Norilsk Nickel
          transaction (1)               --      90,817         --     90,284
         Issuance of common stock,
          net of stock issue costs   2,428                  2,471
         Payment for debt issuance
          costs                         --        (152)        --     (1,606)

       Net cash provided by
        financing activities         1,911      37,882      1,506     30,542

       Cash and cash equivalents
         Net increase                6,177      38,951      6,297     40,354
       Balance at beginning
        of period                   47,631      27,316     47,511     25,913

       Balance at end of period    $53,808     $66,267    $53,808    $66,267

       (1) Non-cash Financing
        activities:
         Fair value of issuance of
          common stock (net of
          issue costs)                $ --    $239,030        $--   $238,497
         Inventory received in
          connection with the
          Norilsk Nickel transaction    --    (148,213)        --   (148,213)

         Net cash received in
          Norilsk Nickel transaction   $--     $90,817        $--    $90,284

SOURCE  Stillwater Mining Company
    -0-                             08/04/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company , +1-406-322-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU:  ERN CCA MAV